Filed Pursuant to Rules 424(b)(3) and
                                 424(c) of the Securities Act of 1933
                                 Registration No. 333-59973

                              Prospectus Supplement

                            Supplement to Prospectus
                              dated August 6, 1998,
                       as supplemented on August 14, 1998,
                      October 8, 1998 and November 12, 1998


                                ONIX SYSTEMS INC.


                        1,639,640 Shares of Common Stock


      This prospectus supplement relates to 1,639,640 shares of Common Stock, par value $.01 per share, of ONIX Systems Inc. (the "Company").

      This prospectus supplement is being filed to include information, as part of the Prospectus dated August 6, 1998, contained in the Company's Current Report on Form 8-K relating to events of December 10, 1998, a copy of which is attached hereto.

     The information in the Current Report on Form 8-K relates to a press release issued by Thermo Electron Corporation ("Thermo Electron"), the Company's ultimate parent corporation, on December 10, 1998, relating to Thermo Electron's previously announced proposed reorganization that involves certain of Thermo Electron's subsidiaries, including the Company. In the press release, Thermo Electron announced that the Company will remain an individual public subsidiary of Thermo Electron's Thermo Instrument Systems Inc. subsidiary, and will not be combined with Thermo Sentron Inc. and Metrika Systems Corporation to form a new sensor and process control company, as had been previously announced.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. All information contained in this Prospectus is as of the date of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made. Neither the delivery of this Prospectus nor any sale or distribution made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.




December 11, 1998

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                 -------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                      (Date of earliest event reported):

                                December 10, 1998

                   ----------------------------------------


                                ONIX SYSTEMS INC.
             (Exact name of Registrant as specified in its charter)


Delaware                  1-13975                        76-0546330
(State or other         (Commission                   (I.R.S. Employer
jurisdiction of         File Number)              Identification Number)
incorporation or
organization)


22001 North Park Drive
Kingwood, Texas                                            77339-3804
(Address of principal executive offices)                    (Zip Code)


                                (281) 348-1111
                         (Registrant's telephone number
                              including area code)

      This Form 8-K contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Risk Factors" included in the Registrant's Registration Statement on Form S-1 [Reg. No. 333-59973] filed with the
Securities and Exchange Commission. These include risks and uncertainties relating to: dependence on the oil and gas industry, market acceptance of new products, customer capital spending policies, the Registrant's acquisition strategy, technological change and new products, government regulations and approvals, international sales, competition, use of gamma technology, and protection of proprietary rights.


Item 5.     Other Events

      On December 10, 1998, Thermo Electron Corporation ("Thermo Electron"), the Registrant's ultimate parent corporation, issued a press release regarding an update to the proposed corporate reorganization, announced on August 12, 1998, involving certain of Thermo Electron's subsidiaries, including the Registrant.

      The press release stated, among other things, that the Registrant will remain an individual public subsidiary of Thermo Electron's Thermo Instrument Systems Inc. subsidiary, and will not be combined with Thermo Sentron Inc. and Metrika Systems Corporation to form a new sensor and process control company, as had been announced on August 12.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits

      (a) Financial Statements of Business Acquired: not applicable.

      (b)   Pro Forma Financial Information: not applicable.

      (c)   Exhibits: not applicable.

SIGNATURE



      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 10th day of December, 1998.



                                    ONIX SYSTEMS INC.


                                    By: /s/Kenneth J. Apicerno
                                        Kenneth J. Apicerno
                                        Treasurer